EXHIBIT 10.27

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our executive officers, and provides information regarding salary and bonus amounts earned by each of our executive officers in 2005. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors. The Compensation Committee approved the annual salary and bonus arrangements noted in the table below.

We generally pay bonuses, if any, to our executive officers on a quarterly basis. Certain of our executive officers participate in the executive bonus plan that was adopted by the Compensation Committee on February 9, 2005, a description of which is filed as Exhibit 10.29 to the accompanying Annual Report on Form 10-K. In addition to the bonus arrangements noted in the table below, all of our executive officers are eligible for discretionary bonuses as determined from time to time by the Compensation Committee.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi
Chairman, President and Chief Executive Officer	2006: $800,000(1) 2005: $673,846	2006: (2) 2005: $48,574
Theodore R. Sanders
Chief Financial Officer	2006: $300,000 2005: $300,000	2006: (2) 2005: $15,339
Daniel J. DeVries
Executive Vice President—Marketing	2006: $257,500 2005: $257,500	2006: (2) 2005: $4,601
Kristin M. Rogers
Executive Vice President—Sales	2006: $300,000(3) 2005: $257,500	2006: (2) 2005: $28,760
Robert I. Newton
General Counsel	2006: $250,000 2005: $250,000	2006: (4) 2005: $37,500

(1)	On October 28, 2004, the Compensation Committee increased Mr. Khulusi’s annual base salary from $600,000 to $800,000. In May 2005, Mr. Khulusi voluntarily elected to reduce his annual base compensation from $800,000 to $600,000. On March 1, 2006, the Compensation Committee restored the annual base salary of Mr. Khulusi back to $800,000. No other terms of Mr. Khulusi’s employment arrangements were modified.
(2)	Messrs. Khulusi, Sanders and DeVries and Ms. Rogers are eligible to participate in our executive bonus plan, pursuant to which a bonus pool is determined based upon the achievement of specified quantitative criteria and allocated in the discretion of the Compensation Committee.
(3)	On January 31, 2006, the Compensation Committee increased Ms. Rogers’ annual base salary from $257,500 to $300,000 effective February 1, 2006. No other terms of Ms. Rogers’ employment arrangements were modified.
(4)	Mr. Newton is eligible for an annual bonus of up to $50,000, as well as for discretionary bonuses as determined from time to time by the Compensation Committee.